Interests and Liabilities Agreement

of

Certain Underwriting Members of Lloyd's
shown in the Signing Schedule attached hereto
(*hereinafter referred to as the "Subscribing Reinsurer"*)

with respect to the

Excess Catastrophe Reinsurance Contract
Effective: June 16, 2005

issued to and duly executed by

Federated National Insurance Company
Lauderdale Lakes, Florida

The *Subscribing Reinsurer* hereby accepts the following percentage shares in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above:

16.0% of the First Excess Catastrophe Reinsurance
16.0% of the Second Excess Catastrophe Reinsurance
21.0% of the Third Excess Catastrophe Reinsurance
19.0% of the Fourth Excess Catastrophe Reinsurance

As respects the first and second excess layers, this Agreement shall become effective June 16, 2005, and as respects the third and fourth excess layers, this Agreement shall become effective July 1, 2005, and shall remain in force through June 30, 2006, both days inclusive, unless earlier terminated in accordance with the provisions of the attached Contract.

The *Subscribing Reinsurer's* share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the *Subscribing Reinsurer* shall in no event participate in the interests and liabilities of the other reinsurers.

In any action, suit or proceeding to enforce the *Subscribing Reinsurer's* obligations under the attached Contract, service of process may be made upon Mendes & Mount, 750 Seventh Avenue, New York, New York 10019.

Signed for and on behalf of the *Subscribing Reinsurer* in the Signing Schedule attached hereto.

B.A.W.

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[B]

BENFIELD

Now Know Ye that We the Underwriters, Members of the Syndicates whose definitive numbers in the after-mentioned List of Underwriting Members of Lloyd's are set out in the attached Table, hereby bind ourselves each for his own part and not one for another, our Executors and Administrators, and in respect of his due proportion only, to pay or make good to the Assured or to the Assured's Executors or Administrators or to indemnify him or them against all such loss, damage or liability as herein provided, such payment to be made after such loss, damage or liability is proved and the due proportion for which each of us, the Underwriters, is liable shall be ascertained by reference to his share, as shown in the said List, of the Amount, Percentage or Proportion of the total sum insured hereunder which is in the Table set opposite the definitive number of the Syndicate of which such Underwriter is a Member AND FURTHER THAT the List of Underwriting Members of Lloyd's referred to above shows their respective Syndicates and Shares therein, is deemed to be incorporated in and to form part of this policy, bears the number specified in the attached Table and is available for inspection at Lloyd's Policy Signing Office by the Assured or his or their re

A:

(N

BUREAU REFERENCE 61397 12/07/05 **BROKER NUMBER** 1108

PROPORTION %	SYNDICATE	UNDERWRITER'S REFERENCE
10.00	2001	CAC1861205PC
6.00	2001	XBU0300305NA
3.00	2010	N05E4590A001

TOTAL LINE	No. OF SYNDICATES
19.00	3

THE LIST OF UNDERWRITING MEMBERS
OF LLOYDS IS IN RESPECT OF 2005
YEAR OF ACCOUNT

BUREAU USE ONLY
USE3 55 6012

Now Know Ye that We the Underwriters, Members of the Syndicates whose definitive numbers in the after-mentioned List of Underwriting Members of Lloyd's are set out in the attached Table, hereby bind ourselves each for his own part and not one for another, our Executors and Administrators, and in respect of his due proportion only, to pay or make good to the Assured or to the Assured's Executors or Administrators or to indemnify him or them against all such loss, damage or liability as herein provided, such payment to be made after such loss, damage or liability is proved and the due proportion for which each of us, the Underwriters, is liable shall be ascertained by reference to his share, as shown in the said List, of the Amount, Percentage or Proportion of the total sum insured hereunder which is in the Table set opposite the definitive number of the Syndicate of which such Underwriter is a Member AND FURTHER THAT the List of Underwriting Members of Lloyd's referred to above shows their respective Syndicates and Shares therein, is deemed to be incorporated in and to form part of this policy, bears the number specified in the attached Table and is available for inspection at Lloyd's Policy Signing Office by the Assured or his or their re
A

(N

BUREAU REFERENCE 61396 12/07/05 **BROKER NUMBER** 1108

PROPORTION %	SYNDICATE	UNDERWRITER'S REFERENCE
16.00	2001	CAC2114305LA
5.00	2010	N05E4580A001

TOTAL LINE	No. OF SYNDICATES
21.00	2

THE LIST OF UNDERWRITING MEMBERS
OF LLOYDS IS IN RESPECT OF 2005
YEAR OF ACCOUNT

BUREAU USE ONLY
USE3 55 4011

Now Know Ye that We the Underwriters, Members of the Syndicates whose definitive numbers in the after-mentioned List of Underwriting Members of Lloyd's are set out in the attached Table, hereby bind ourselves each for his own part and not one for another, our Executors and Administrators, and in respect of his due proportion only, to pay or make good to the Assured or to the Assured's Executors or Administrators or to indemnify him or them against all such loss, damage or liability as herein provided, such payment to be made after such loss, damage or liability is proved and the due proportion for which each of us, the Underwriters, is liable shall be ascertained by reference to his share, as shown in the said List, of the Amount, Percentage or Proportion of the total sum insured hereunder which is in the Table set opposite the definitive number of the Syndicate of which such Underwriter is a Member AND FURTHER THAT the List of Underwriting Members of Lloyd's referred to above shows their respective Syndicates and Shares therein, is deemed to be incorporated in and to form part of this policy, bears the number specified in the attached Table and is available for inspection at Lloyd's Policy Signing Office by the Assured or his or their re
A

BUREAU REFERENCE 61395 12/07/05 **BROKER NUMBER** 1108

PROPORTION %	**SYNDICATE**	**UNDERWRITER'S REFERENCE**
16.00	2001	CAC2114205FA

TOTAL LINE	**No. OF SYNDICATES**
16.00	1

THE LIST OF UNDERWRITING MEMBERS
OF LLOYDS IS IN RESPECT OF 2005
YEAR OF ACCOUNT

BUREAU USE ONLY
USE3 55 2001

Now Know Ye that We the Underwriters, Members of the Syndicates whose definitive numbers in the after-mentioned List of Underwriting Members of Lloyd's are set out in the attached Table, hereby bind ourselves each for his own part and not one for another, our Executors and Administrators, and in respect of his due proportion only, to pay or make good to the Assured or to the Assured's Executors or Administrators or to indemnify him or them against all such loss, damage or liability as herein provided, such payment to be made after such loss, damage or liability is proved and the due proportion for which each of us, the Underwriters, is liable shall be ascertained by reference to his share, as shown in the said List, of the Amount, Percentage or Proportion of the total sum insured hereunder which is in the Table set opposite the definitive number of the Syndicate of which such Underwriter is a Member AND FURTHER THAT the List of Underwriting Members of Lloyd's referred to above shows their respective Syndicates and Shares therein, is deemed to be incorporated in and to form part of this policy, bears the number specified in the attached Table and is available for inspection at Lloyd's Policy Signing Office by the Assured or his or their re

BUREAU REFERENCE 61394 12/07/05 **BROKER NUMBER** 1108

PROPORTION %	SYNDICATE	UNDERWRITER'S REFERENCE
16.00	2001	CAC0580505FE

TOTAL LINE	No. OF SYNDICATES
16.00	1

THE LIST OF UNDERWRITING MEMBERS
OF LLOYDS IS IN RESPECT OF 2005
YEAR OF ACCOUNT

BUREAU USE ONLY
USE3 55 2001

Excess Catastrophe Reinsurance Contract
Effective: June 16, 2005

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida

R:\05R\F7V1008.DOC
[B]

BENFIELD

Table of Contents

Excess Catastrophe Reinsurance Contract
Effective: June 16, 2005

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida
(*hereinafter referred to as the* "Company")

by

The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached Hereto
(*hereinafter referred to as the* "Reinsurer")

Article I - Classes of Business Reinsured

By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Property business, including Homeowners and Mobile Home, subject to the terms, conditions and limitations set forth herein and in Schedule A attached to and forming part of this Contract.

Article II - Commencement and Termination

A. As respects the first and second excess layers, this Contract shall become effective June 16, 2005, with respect to losses arising out of loss occurrences commencing on or after that date, and shall remain in force through June 30, 2006, both days inclusive. As respects the third and fourth excess layers, this Contract shall become effective July 1, 2005, with respect to losses arising out of loss occurrences commencing on or after that date, and shall remain in force through June 30, 2006, both days inclusive.

B. Notwithstanding the provisions of paragraph A above, the Company may terminate a Subscribing Reinsurer's percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

1. The Subscribing Reinsurer's policyholders' surplus at the inception of this Contract has been reduced by more than 20.0% of the amount of surplus 12 months prior to that date; or

2. The Subscribing Reinsurer's policyholders' surplus at any time during the term of this Contract has been reduced by more than 20.0% of the amount of surplus at the date of the Subscribing Reinsurer's most recent financial statement filed with regulatory authorities and available to the public as of the inception of this Contract; or

3. The Subscribing Reinsurer's A.M. Best's rating has been assigned or downgraded below A- and/or Standard & Poor's rating is assigned or downgraded below BBB+; or

4. The Subscribing Reinsurer has become merged with, acquired by or controlled by any other company, corporation or individual(s), except for any transactions as to which, immediately thereafter, such successor is owned directly or indirectly by parties who held a majority of the shares or voting power of the Subscribing Reinsurer or whose board of directors is composed of a majority of individuals who served on the board of the Subscribing Reinsurer or whose nomination or election was approved by a vote of the directors of the Subscribing Reinsurer; or

5. A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

6. The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

C. If this Contract is terminated or expires while a loss occurrence covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the termination or expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

Article III - Territory

The liability of the Reinsurer shall be limited to losses under policies covering property located within the territorial limits of the State of Florida; but this limitation shall not apply to moveable property if the Company's policies provide coverage when said moveable property is outside the aforesaid territorial limits.

Article IV - Exclusions

A. This Contract does not apply to and specifically excludes the following:

1. Reinsurance assumed by the Company under obligatory reinsurance agreements, except:

   a. Inter-company reinsurance between the Company and American Vehicle Insurance Company;

   b. Agency reinsurance where the policies involved are to be reunderwritten in accordance with the underwriting standards of the Company and reissued as Company policies at the next anniversary or expiration date; and

   c. Business assumed by the Company from Citizens Property Insurance Corporation.

2. Hail damage to growing or standing crops.

3. Flood Insurance when written and classified as such.

4. Mortgage Impairment and Difference in Conditions when written as such.

5. Title Insurance and all forms of Financial Guarantee, Credit and Insolvency Insurance.

6. Aviation, Ocean Marine, Boiler and Machinery, Fidelity and Surety, Accident and Health, Animal Mortality and Workers' Compensation and Employers Liability.

7. Errors and Omissions, Malpractice and any other type of Professional Liability insurance.

8. Loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25.0% of the Company's property loss under the applicable original policy.

9. Loss or liability as excluded under the provisions of the "North American War Exclusion Clause (Reinsurance)" attached to and forming part of this Contract.

10. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)" attached to and forming part of this Contract.

11. Loss or liability as excluded under the provisions of the "Pools, Associations and Syndicates Exclusion Clause" attached to and forming part of this Contract.

12. All losses associated with Tropical Storm Arlene.

13. Loss or liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency Fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

14. Transmission and distribution lines.

15. Mold, other than as a result of a covered peril.

16. Loss or liability as excluded under the provisions of the "Terrorism Exclusion" attached to and forming part of this Contract.

17. All property loss, damage, destruction, erasure, corruption or alteration of Electronic Data from any cause whatsoever (including but not limited to Computer Virus) or loss

of use, reduction in functionality, cost, expense or whatsoever nature resulting therefrom, unless resulting from a peril otherwise covered under the policy involved.

"Electronic Data" as used herein means facts, concepts and information converted to a form usable for communications, interpretation or processing by electronic and electromechanical data processing or electronically-controlled equipment and includes programs, software and other coded instructions for the processing and manipulation of data or the direction and manipulation of such equipment.

"Computer Virus" as used herein means a set of corrupting, harmful or otherwise unauthorized instructions or code, including a set of maliciously-introduced, unauthorized instructions or code, that propagate themselves through a computer system network of whatsoever nature.

However, in the event that a peril otherwise covered under the policy results from any of the matters described above, this Contract, subject to all other terms and conditions, will cover physical damage directly caused by such listed peril.

Article V - Retention and Limit

A. As respects each of the first and second excess layers of reinsurance coverage provided by this Contract, the Company shall retain and be liable for the first amount of ultimate net loss, shown as "Company's Retention" for each such excess layer in Schedule A attached hereto, arising out of each loss occurrence commencing on or after June 16, 2005. As respects the third excess layer of reinsurance coverage provided by this Contract, the Company shall retain and be liable for the first amount of ultimate net loss, shown as "Company's Retention" for that excess layer in Schedule A attached hereto, arising out of each loss occurrence commencing on or after July 1, 2005. The Reinsurer shall then be liable, as respects each such excess layer, for the amount by which such ultimate net loss exceeds the Company's applicable retention, but the liability of the Reinsurer under each such excess layer shall not exceed the amount, shown as "Reinsurer's Per Occurrence Limit" for that excess layer in Schedule A attached hereto, as respects any one loss occurrence.

B. As respects the fourth excess layer of reinsurance coverage provided by this Contract, the Company shall retain and be liable for the first amount of ultimate net loss, shown as "Company's Retention" for the fourth excess layer in Schedule A attached hereto, arising out of each loss occurrence commencing on or after July 1, 2005. The Reinsurer shall then be liable, as respects that excess layer, for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer under that excess layer shall not exceed the amount, shown as "Reinsurer's Provisional Per Occurrence Limit" for the fourth excess layer in Schedule A attached hereto, as respects any one loss occurrence.

C. The "Reinsurer's Provisional Per Occurrence Limit" under the fourth excess layer in Schedule A attached hereto shall be adjusted to a new amount based on the values derived from the 1 in 100-Year Return Period loss, based on the Company's wind insurance in force on November 1, 2005 and the final Florida Hurricane Catastrophe Fund (FHCF) projected reimbursment. The Company's 1 in 100-year loss shall be derived from the AIR Clasic/2 v6.2 catastrophe modeling software. However, in no event shall the Reinsurer's

actual per occurrence limit under the fourth excess layer exceed $32,300,000, as respects any one loss occurrence.

D. Notwithstanding the provisions above, no claim shall be made hereunder as respects losses arising out of loss occurrences commencing during the term of this Contract unless at least two risks insured or reinsured by the Company are involved in such loss occurrence. For purposes hereof, the Company shall be the sole judge of what constitutes "one risk."

Article VI - Florida Hurricane Catastrophe Fund

A. Any loss reimbursement paid or payable to the Company under the FHCF as a result of loss occurrences commencing during the term of this Contract shall inure to the benefit of this Contract.

B. Prior to the determination of the Company's FHCF retention and payout, if any, under the reimbursement contract between the Company and the State Board of Administration of the State of Florida, the Reinsurer's liability hereunder will be determined provisionally based on the projected payout, determined in accordance with the provisions of the reimbursement contract. Following determination of the payout under the reimbursement contract, the ultimate net loss under this Contract will be recalculated. If, as a result of such calculation, the loss to the Reinsurer under any excess layer of this Contract in any one loss occurrence is less than the amount previously paid by the Reinsurer under that excess layer, the Company shall promptly remit the difference to the Reinsurer. If the loss to the Reinsurer under any excess layer in any one loss occurrence is greater than the amount previously paid by the Reinsurer, the Reinsurer shall promptly remit the difference to the Company.

C. If an FHCF reimbursement amount is based on the Company's losses in more than one loss occurrence commencing during the term of this Contract, the total FHCF reimbursement received by the Company shall be allocated to individual loss occurrences in chronological order of the dates such loss occurrences commence, beginning with the first such loss occurrence commencing during the term of this Contract, provided that:

   1. The portion of the total FHCF reimbursement amount to be allocated by the Company to any individual loss occurrence shall be equal to the lesser of (a) the amount of FHCF reimbursement to which the Company would be entitled for that loss occurrence alone, or (b) the remaining FHCF reimbursement which has not been allocated by the Company to prior loss occurrences; and

   2. The total amount allocated by the Company to all such loss occurrences shall be equal to the total FHCF reimbursement received by the Company for such loss occurrences.

   Notwithstanding the foregoing, the allocation of FHCF reimbursement amounts to individual loss occurrences shall be at the sole discretion of the Company until the Company's losses arising out of all such loss occurrences are finally determined. Upon final settlement of all such losses and final determination of the Company's total FHCF reimbursement amount for such loss occurrences, the Company shall reallocate the FHCF reimbursement amount based on chronological order as specified above.

D. Any reimbursement premiums or emergency assessment paid by the Company under the FHCF shall be deemed to be premiums paid for inuring reinsurance.

Article VII - Other Reinsurance

The Company shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

Article VIII - Reinstatement

A. In the event all or any portion of the reinsurance under any excess layer of reinsurance coverage provided by this Contract is exhausted by loss, the amount so exhausted shall be reinstated immediately from the time the loss occurrence commences hereon. For each amount so reinstated the Company agrees to pay additional premium equal to the product of the following:

1. The percentage of the occurrence limit for the excess layer reinstated (based on the loss paid by the Reinsurer under that excess layer); times

2. The earned reinsurance premium for the excess layer reinstated for the term of this Contract (exclusive of reinstatement premium).

B. Whenever the Company requests payment by the Reinsurer of any loss under any excess layer hereunder, the Company shall submit a statement to the Reinsurer of reinstatement premium due the Reinsurer for that excess layer. If the earned reinsurance premium for any excess layer for the term of this Contract has not been finally determined as of the date of any such statement, the calculation of reinstatement premium due for that excess layer shall be based on the annual deposit premium for that excess layer and shall be readjusted when the earned reinsurance premium for that excess layer for the term of this Contract has been finally determined. Any reinstatement premium shown to be due the Reinsurer for any excess layer as reflected by any such statement (less prior payments, if any, for that excess layer) shall be payable by the Company concurrently with payment by the Reinsurer of the requested loss for that excess layer. Any return reinstatement premium shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company's statement.

C. Notwithstanding anything stated herein, the liability of the Reinsurer under any excess layer of reinsurance coverage provided by this Contract shall not exceed either of the following:

1. The amount, shown as "Reinsurer's Per Occurrence Limit" for that excess layer in Schedule A attached hereto, as respects loss or losses arising out of any one loss occurrence; or

2. The amount, shown as "Reinsurer's Term Limit" for that excess layer in Schedule A attached hereto, in all during the term of this Contract.

Article IX - Definitions

A. "Ultimate net loss" as used herein is defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations and loss adjustment expense, as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

B. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall be defined as follows:

1. "Loss in excess of policy limits" shall mean 90.0% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, such loss in excess of the Company's policy limits having been incurred because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

2. "Extra contractual obligations" shall mean 90.0% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Company, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action. An extra contractual obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the policy.

Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

Further, any loss in excess of policy limits or extra contractual obligations that are made in connection with this Contract shall not exceed 25.0% of the actual catastrophe loss.

If any provision of this paragraph B shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

C. "Loss adjustment expense" as used herein shall mean costs and expenses incurred by the Company in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim or loss, or alleged loss, including but not limited to:

1. Court costs;

2. Cost of supersedeas and appeal bonds;

3. Monitoring counsel expenses;

4. Legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including but not limited to declaratory judgment actions;

5. Post-judgment interest;

6. Pre-judgment interest, unless included as part of an award or judgment;

7. A pro rata share of salaries and expenses of Company field employees, calculated in accordance with the time occupied in adjusting such loss, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract, and;

8. Subrogation, salvage and recovery expenses.

"Loss adjustment expense" does not include salaries and expenses of the Company's employees, except as provided in subparagraph 7 above, and office and other overhead expenses.

Article X - Loss Occurrence

A. The term "loss occurrence" shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "loss occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term "loss occurrence" shall be further defined as follows:

1. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by

the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

3. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in paragraph A of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's "loss occurrence."

4. As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company's "loss occurrence."

5. As regards firestorms, brush fires and any other fires or series of fires, irrespective of origin (except as provided in subparagraphs 2 and 3 above), which spread through trees, grassland or other vegetation, all individual losses sustained by the Company which commence during any period of 168 consecutive hours within a 100-mile radius of any fixed point selected by the Company may be included in the Company's "loss occurrence." However, an individual loss subject to this subparagraph cannot be included in more than one "loss occurrence."

B. For all those "loss occurrences," other than those referred to in subparagraph 2 of paragraph A above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any "loss occurrence" referred to in subparagraph 1 of paragraph A above where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

C. As respects those "loss occurrences" referred to in subparagraph 2 of paragraph A above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more "loss occurrences," provided no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

D. No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any "loss occurrence" claimed under a 168 hours provision.

Article XI - Loss Notices and Settlements

A. Whenever losses sustained by the Company appear likely to result in a claim hereunder, the Company shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.

B. All loss settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

Article XII - Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights. All costs and expenses relating to salvage and subrogation shall be included as part of loss adjustment expense as provided for in paragraph C of Article IX.

Article XIII - Reinsurance Premium

A. As respects the first, second and third excess layers in Schedule A attached hereto, the Company shall pay the Reinsurer the amount, shown as "Annual Deposit Premium" for each such excess layer in Schedule A attached hereto (or a pro rata portion thereof in the event this Contract is terminated). The "Annual Deposit Premium" for the first, second and third excess layers in Schedule A attached hereto shall be adjusted upwards or downwards to a new amount, based on the percentage of the increase or decrease of the amount, shown as "Average Annual Loss" for each such excess layer in Schedule A attached hereto, based on the Company's wind insurance in force on November 1, 2005, derived from the AIR Clasic/2 v6.2 catastrophe modeling software and subject to a minimum amount, shown as "Annual Minimum Premium" for each such excess layer in Schedule A attached hereto (or a pro rata portion thereof in the event this Contract is terminated).

B. As respects the fourth excess layer in Schedule A attached hereto, the Company shall pay the Reinsurer premium as follows:

1. An amount equal to 14.35% of the actual Reinsurer's per occurrence limit for the fourth excess layer in Schedule A attached hereto, subject to a minimum premium shown as "Annual Minimum Premium" for the fourth excess layer in Schedule A attached hereto (or a pro rata portion thereof in the event this Contract is terminated). For purposes of this subparagraph, the Reinsurer's per occurrence limit shall equal the lesser of (a) the amount based on the values derived from the 1 in 100-Year Return Period loss, based on the Company's wind insurance in force on November 1, 2005, or (b) $32,300,000.

2. If the calculation in paragraph C of Article V results in an amount greater than $32,300,000, due to an increase in the 1 in 100-Year Return Period loss, based on the Company's wind insurance in force on November 1, 2005, premium for the fourth excess layer in Schedule A attached hereto shall equal the amount shown as "Annual Deposit Premium" for the fourth excess layer in Schedule A attached hereto multiplied by the ratio determined by dividing (a) the 1 in 100-Year Return Period loss, based on

the Company's wind insurance in force as of November 1, 2005, by (b) a 1 in 100-Year Return Period loss of $212,127,000.

The Company's 1 in 100-Year Return Period loss shall be derived from the AIR Clasic/2 v6.2 catastrophe modeling software as agreed with the designated Lead Reinsurer(s). If the actual Reinsurer's per occurrence limit for the second excess layer is exhausted by loss before November 1, 2005, the premium in the immediately preceding subparagraph shall be based on the AIR Clasic/2 v6.2 catastrophe modeling software 1 in 100-Year Return Period loss as of November 1, 2005, or at the time of loss, whichever is greater.

C. The Company shall pay the Reinsurer an annual deposit premium for each excess layer of the amount, shown as "Annual Deposit Premium" for that excess layer in Schedule A attached hereto, in four equal installments of the amount, shown as "Deposit Premium Installments" for that excess layer in Schedule A attached hereto, on July 1 and October 1 of 2005, and January 1 and April 1 of 2006. However, in the event this Contract is terminated, no deposit premium installments shall be due after the effective date of termination.

D. As soon as possible after the termination or expiration of this Contract, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder for each excess layer, computed in accordance with paragraphs A and B above, and any premium due the Reinsurer or return premium due the Company for each such excess layer shall be remitted promptly.

Article XIV - Late Payments

A. The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in Article XXVIII (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2. 1/365ths of the six-month United States Treasury Bill rate as quoted in *The Wall Street Journal* on the first business day of the month for which the calculation is made; times

3. The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 business days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2. Any claim or loss payment due the Company hereunder shall be deemed due 10 business days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 business days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph C, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 business days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. Interest penalties arising out of the application of this Article that are $1,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article XV - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article XVI - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

Article XVII - Liability of the Reinsurer

A. The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Company's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article XVIII - Net Retained Lines (BRMA 32E)

A. This Contract applies only to that portion of any policy which the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

Article XIX - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article XX - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article XXI - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article XXII - Federal Excise Tax

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon as imposed under Section 4371 of the Internal Revenue Code to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article XXIII - Unauthorized Reinsurers

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's ceded outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences) by:

   1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

   2. Escrow accounts for the benefit of the Company; and/or

   3. Cash advances;

   if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or

its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

2. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

3. To fund a cash account in an amount equal to the Reinsurer's share of any ceded outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

4. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences), if so requested by the Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1) or B(3), or in the case of B(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Article XXIV - Insolvency

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C. It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

Article XXV - Arbitration (BRMA 6J)

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

Article XXVI - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article XXVII - Governing Law (BRMA 71B)

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

Article XXVIII - Intermediary (BRMA 23A)

Benfield Inc. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Benfield Inc. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Lauderdale Lakes, Florida, this 30 day of August in the year 2005.

[signature]

Federated National Insurance Company
Michael Braun
President

BENFIELD

Schedule A

Excess Catastrophe Reinsurance Contract

Effective: June 16, 2005

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida

	First Excess	Second Excess	Third Excess	Fourth Excess
Company's Retention	$3,000,000	$5,000,000	$10,000,000	$35,000,000
Reinsurer's Per Occurrence Limit**	$2,000,000	$5,000,000	$25,000,000	$32,300,000
Reinsurer's Term Limit**	$4,000,000	$10,000,000	$50,000,000	$64,600,000
Average Annual Loss	$679,269	$1,356,486	$3,928,983	N/A
Rate on Line	44.00%	38.50%	28.00%	14.35%
Annual Minimum Premium	$704,000	$1,540,000	$5,600,000	$3,708,000
Annual Deposit Premium	$880,000*	$1,925,000*	$7,000,000*	$4,635,000
Deposit Premium Installments	$220,000*	$481,250*	$1,750,000*	$1,158,750

* The "Annual Deposit Premium" and the "Deposit Premium Installments" under the first, second and third excess layers only are subject to adjustment in accordance with Article XIII.

** The "Reinsurer's Provisional Per Occurrence Limit" and the "Reinsurer's Provisional Term Limit" under the fourth excess layer only are subject to adjustment in accordance with Article V.

The figures listed above for each excess layer shall apply to each Subscribing Reinsurer in the percentage share for that excess layer as expressed in its Interests and Liabilities Agreement attached hereto.

North American War Exclusion Clause (Reinsurance)

As regards interests which at time of loss or damage are on shore, no liability shall attach hereto in respect of any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

This War Exclusion Clause shall not, however, apply to interests which at any time of loss or damage within territorial limits of the United States of America (comprising the fifty States of the Union and the District of Columbia and including Bridges between the U.S.A. and Mexico provided they are under the United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under policies, endorsements or binders containing a standard war or hostilities of warlike operations exclusion clause.

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1. This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2. Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

   I. Nuclear reactor power plants including all auxiliary property on the site, or

   II. Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

   III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material," and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

   IV. Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

   (a) where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

   (b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6. The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7. Reassured to be sole judge of what constitutes:

   (a) substantial quantities, and

   (b) the extent of installation, plant or site.

Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

   (a) all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

   (b) with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

12/12/57
N.M.A. 1119
BRMA 35B

R:\05R\F7V1008.DOC

Pools, Associations and Syndicates Exclusion Clause

Section A:

Excluding:

(a) All business derived directly or indirectly from any Pool, Association or Syndicate which maintains its own reinsurance facilities.

(b) Any Pool or Scheme (whether voluntary or mandatory) formed after March 1, 1968 for the purpose of insuring property whether on a country-wide basis or in respect of designated areas. This exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.

Section B:

It is agreed that business written by the Company for the same perils, which is known at the time to be insured by, or in excess of underlying amounts placed in the following Pools, Associations or Syndicates, whether by way of insurance or reinsurance, is excluded hereunder:

Industrial Risk Insurers,
Associated Factory Mutuals,
Improved Risk Mutuals,
Any Pool, Association or Syndicate formed for the purpose of writing
Oil, Gas or Petro-Chemical Plants and/or Oil or Gas Drilling Rigs,
United States Aircraft Insurance Group,
Canadian Aircraft Insurance Group,
Associated Aviation Underwriters,
American Aviation Underwriters.

Section B does not apply:

(a) Where The Total Insured Value over all interests of the risk in question is less than $250,000,000.

(b) To interests traditionally underwritten as Inland Marine or stock and/or contents written on a blanket basis.

(c) To Contingent Business Interruption, except when the Company is aware that the key location is known at the time to be insured in any Pool, Association or Syndicate named above, other than as provided for under Section B(a).

(d) To risks as follows:

Offices, Hotels, Apartments, Hospitals, Educational Establishments, Public Utilities (other than railroad schedules) and builder's risks on the classes of risks specified in this subsection (d) only.

Where this clause attaches to Catastrophe Excesses, the following Section C is added:

Section C:

Nevertheless the Reinsurer specifically agrees that liability accruing to the Company from its participation in residual market mechanisms including but not limited to:

(1) The following so-called "Coastal Pools":

Alabama Insurance Underwriting Association
Louisiana Insurance Underwriting Association
Mississippi Windstorm Underwriting Association
North Carolina Insurance Underwriting Association
South Carolina Windstorm and Hail Underwriting Association
Texas Windstorm Insurance Association

AND

(2) All "Fair Plan" and "Rural Risk Plan" business

AND

(3) Citizens Property Insurance Corporation ("CPIC") and the California Earthquake Authority ("CEA")

for all perils otherwise protected hereunder shall not be excluded, except, however, that this reinsurance does not include any increase in such liability resulting from:

(i) The inability of any other participant in such "Coastal Pool" and/or "Fair Plan" and/or "Rural Risk Plan" and/or Residual Market Mechanisms to meet its liability.

(ii) Any claim against such "Coastal Pool" and/or "Fair Plan" and/or "Rural Risk Plan" and/or Residual Market Mechanisms, or any participant therein, including the Company, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund (as defined in the Insolvency Fund Exclusion Clause incorporated in this Contract).

Section D:

(1) Notwithstanding Section C above, in respect of the CEA, where an assessment is made against the Company by the CEA, the Company may include in its Ultimate Net Loss only that assessment directly attributable to each separate loss occurrence covered hereunder. The Company's initial capital contribution to the CEA shall not be included in the Ultimate Net Loss.

(2) Notwithstanding Section C above, in respect of CPIC, where an assessment is made against the Company by CPIC, the maximum loss that the Company may include in the Ultimate Net Loss in respect of any loss occurrence hereunder shall not exceed the lesser of:

(a) The Company's assessment from CPIC for the accounting year in which the loss occurrence commenced, or

(b) The product of the following:

(i) The Company's percentage participation in CPIC for the accounting year in which the loss occurrence commenced; and

(ii) CPIC's total losses in such loss occurrence.

Any assessments for accounting years subsequent to that in which the loss occurrence commenced may not be included in the Ultimate Net Loss hereunder. Moreover, notwithstanding Section C above, in respect of CPIC, the Ultimate Net Loss hereunder shall not include any monies expended to purchase or retire bonds as a consequence of being a member of CPIC. For the purposes of this Contract, the Company may not include in the Ultimate Net Loss any assessment or any percentage assessment levied by CPIC to meet the obligations of an insolvent insurer member or other party, or to meet any obligations arising from the deferment by CPIC of the collection of monies.

The Company agrees to pursue recoupment of any CPIC assessment, as provided in Section 627.3512, Florida Statutes, and that the Reinsurers shall be entitled to subrogation of these recoveries.

NOTES: Wherever used herein the terms:

"Company" shall be understood to mean "Company," "Reinsured," "Reassured" or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

"Agreement" shall be understood to mean "Agreement," "Contract," "Policy" or whatever other term is used to designate the attached reinsurance document.

"Reinsurers" shall be understood to mean "Reinsurers," "Underwriters" or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.

Terrorism Exclusion

Notwithstanding any provision to the contrary within this Contract or any amendment hereto, it is agreed that this Contract excludes loss, damage, cost or expense of whatsoever nature caused by, resulting from or in connection with any Act of Terrorism.

For the purpose of this exclusion an Act of Terrorism means an act perpetrated by biological, chemical or nuclear means, including the threat thereof, of any person or group(s) or government(s), committed for political or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

This exclusion does not apply when a cause or event other than terrorism is the principal contributing factor to the loss, injury, damage, expense, cost or legal obligation.

This exclusion also excludes loss, damage, cost or expense of whatsoever nature caused by, resulting from or in connection with any action taken in controlling, preventing, suppressing or in any way relating to an Act of Terrorism.